Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 of Vital Energy, Inc. (No. 333-257799, No. 333-260479, No. 333-263752, and No. 333-271095) and Form S-8 (No. 333-178828, No. 333-211610, No. 333-231593, and No. 333-256431) of our report dated April 28, 2023, relating to the financial statements of Maple Energy Holdings, LLC (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to a change in the method of accounting for leases), appearing in this Current Report on Form 8-K dated September 13, 2023 of Vital Energy, Inc.

/s/ Moss Adams LLP

Houston, Texas

September 12, 2023